                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*

                           Liberty Technologies, Inc.
                           --------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   531281-10-3
                                   -----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  531281-10-3               13G               PAGE   2   OF   11  PAGES


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Edison Venture Fund, L.P.          22-2725572

------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                                     0
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                                      0
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                                       0
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                                     0
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     0
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                     0.0%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  531281-10-3               13G               PAGE   3   OF   11  PAGES




------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Edison Partners, L.P.          22-2703711

------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                                     0
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                                      0
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                                       0
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                                     0
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     0

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                     0.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  531281-10-3               13G               PAGE   4   OF   11  PAGES


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John H. Martinson          ###-##-####

------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                                     0
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                                      0
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                                       0
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                                     0
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     0

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                     0.0%
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  531281-10-3               13G               PAGE   5   OF   11  PAGES


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Richard J. Defieux          ###-##-####

------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                                     17,500
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                                      0
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                                       17,500
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                                     0
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     17,500
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                     0.3%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  531281-10-3               13G               PAGE   6   OF   11  PAGES

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gustav H. Koven, III         ###-##-####

------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                                     0
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                                      0
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                                       0
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                                     0
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     0

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                     0.0%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  531281-10-3               13G               PAGE   7   OF   11  PAGES


Item 1(a).        Name of Issuer: Liberty Technologies, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: Lee Park, 555 North Lane, Conshohocken, PA 19428.

Item 2(a).        Names of Persons Filing: Edison Venture Fund, L.P.
                  ("Edison Venture Fund"); Edison Partners, L.P. ("Edison Partners"); John H. Martinson, Richard J. Defieux and Gustav
                  H. Koven, III (collectively, the "General Partners"). The General Partners, Edison Venture Fund and Edison Partners collectively are referred to as the "Reporting Persons."

Item 2(b). Address of Principal Business Office: The principal business address of the Reporting Persons is 997 Lenox Drive #3, Lawrenceville, NJ 08648.

Item 2(c). Citizenship: Edison Venture Fund and Edison Partners are limited partnerships organized under the laws of the State of Delaware. Each General Partner is a U.S. citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).        CUSIP Number:  531281-10-3.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                     (a) [ ] Broker or Dealer registered under Section 15 of the
                             Securities Exchange Act of 1934 (the "Act").

                     (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                     (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                     (d) [ ] Investment Company registered under Section 8 of
                             the Investment Company Act of 1940.

                     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                     (f) [ ] Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                     (g) [ ] Parent Holding Company, in accordance with Rule
                             13d-1(b)(ii)(G) of the Act.

                     (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                             of the Act.

                  Not Applicable.

CUSIP NO.  531281-10-3               13G               PAGE   8   OF   11  PAGES


Item 4.           Ownership:

                  (a) Amount Beneficially Owned: Each of Edison Venture Fund, Edison Partners, John H. Martinson and Gustav
                           H. Koven, III may be deemed to own beneficially 0 shares of Common Stock as of December 31, 1997. Richard J. Defieux may be deemed to beneficially own 17,500 shares of Common Stock as of December 31, 1997.

                           Richard J. Defieux is the record owner of options to purchase 17,500 shares of Common Stock, all of which are exercisable within sixty days of December 31, 1997.

                           Edison Partners is the sole general partner of Edison Venture Fund. The General Partners are the general partners of Edison Partners.

                  (b) Percent of Class: Edison Venture Fund, 0.0%; Edison Partners, 0.0%; John H. Martinson, 0.0%; Richard J. Defieux, 0.3%; and Gustav H. Koven, III, 0.0%. The foregoing percentages are calculated based on the 5,020,239 shares of Common Stock reported by the Company to be outstanding as of November 13, 1997.

                  (c)      Number of Shares as to Which Such Person Has:

                           (i) Sole power to vote or to direct the vote: Edison Venture Fund, 0; Edison Partners, 0; John H. Martinson, 0; Richard J. Defieux, 17,500; and Gustav
                           H. Koven, III, 0.

                           (ii) Shared power to vote or to direct the vote:
                           Edison Venture Fund, 0 Edison Partners, 0; John H. Martinson, 0; Richard J. Defieux, 0; and Gustav H. Koven, III, 0.

                           (iii) Sole power to dispose or to direct the disposition of: Edison Venture Fund, 0; Edison Partners, 0; John H. Martinson, 0; Richard J. Defieux, 17,500; and Gustav H. Koven, III, 0.

                           (iv) Shared power to dispose or to direct the disposition of: Edison Venture Fund, 0; Edison Partners, 0; John H. Martinson, 0; Richard J. Defieux, 0; and Gustav H. Koven, III, 0.

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following box: [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable.

CUSIP NO.  531281-10-3               13G               PAGE   9   OF   11  PAGES


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not Applicable.


Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable. Edison Venture Fund, Edison Partners and each of the General Partners expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.           Notice of Dissolution of Group:

                  Not Applicable.

Item 10.          Certification:

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

CUSIP NO.  531281-10-3               13G               PAGE   10  OF   11  PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 10, 1998                  EDISON VENTURE FUND, L.P.

                                            By:    Edison Partners, L.P.,
                                                   its General Partner



                                            By:  /s/ John H. Martinson
                                                 ------------------------------
                                                 General Partner



                                            EDISON PARTNERS, L.P.


                                            By:  /s/ John H. Martinson
                                                 ------------------------------
                                                 General Partner


                                            /s/ John H. Martinson
                                            ----------------------------------
                                            John H. Martinson


                                            /s/ Richard J. Defieux
                                            ----------------------------------
                                            Richard J. Defieux


                                            /s/ Gustav H. Koven, III
                                            ----------------------------------
                                            Gustav H. Koven, III

CUSIP NO.  531281-10-3               13G               PAGE   11  OF   11  PAGES


                                                                     Exhibit 1
                                                                     ---------


                                    AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Liberty Technologies, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:   February 10, 1998                  EDISON VENTURE FUND, L.P.

                                            By:      Edison Partners, L.P.,
                                                     its General Partner



                                            By:  /s/ John H. Martinson
                                                 ------------------------------
                                                 General Partner



                                            EDISON PARTNERS, L.P.


                                            By:  /s/ John H. Martinson
                                                 ------------------------------
                                                 General Partner


                                            /s/ John H. Martinson
                                            ----------------------------------
                                            John H. Martinson


                                            /s/ Richard J. Defieux
                                            ----------------------------------
                                            Richard J. Defieux


                                            /s/ Gustav H. Koven, III
                                            ----------------------------------
                                            Gustav H. Koven, III